EXHIBIT 15.1

November 1, 2009

Alexander’s, Inc.

Paramus, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the nine-month periods ended September 30, 2009 and 2008, as indicated in our report dated November 1, 2009, (which report included an explanatory paragraph regarding the new accounting guidance on the accounting for noncontrolling interest); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in the following registration statements of Alexander’s, Inc.:

Registration Statement No. 333-151721 on Form S-8

Amendment No. 1 to Registration Statement No. 33-155727 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey